EXHIBIT 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (the “Amendment”), dated as of June 23, 2006, is entered into by and among Berman Center, Inc., a Delaware corporation (“Company” or “Berman Center”), and Laura A.C. Berman, LCSW, Ph.D., an individual (“Dr. Berman”). Company or Dr. Berman are sometimes referred to herein as “party” or collectively as “parties”.

RECITALS

WHEREAS, the Company and Dr. Berman have entered into that certain Employment Agreement dated as of June 16, 2005 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement by entering into this Amendment; and

WHEREAS, Paragraph 20 of the Employment Agreement permits the parties to amend the Employment Agreement only by a written instrument executed by the parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

AGREEMENT

1.     Paragraph 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1. Term

The term of employment under this Agreement shall be for a period commencing on the Effective Date and concluding on the fourth anniversary of the Effective Date (the “Term”, inclusive of any and all extensions, if applicable), unless terminated earlier pursuant to the provisions of Paragraph 7 below. At or near the expiration of the Term, the parties agree to engage in good faith discussions regarding a new employment contract or an extension of this Agreement. However, neither party shall be obligated to enter into a new agreement, nor does this Paragraph 1 create any representation, express or implied, that a new agreement will be entered into.”

2.     Paragraphs 3(a) and 3(b) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(a)  Salary. As the total consideration for Dr. Berman’s Services rendered and Products created hereunder, Dr. Berman shall be entitled to an annual salary of Two Hundred Thousand Dollars ($200,000.00) (the “Salary”) beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of Company. The Salary may be increased at the discretion of the Board of Directors on or after the 180th day following the Effective Date. The Salary shall not be decreased unless the Board determines that a decrease is necessary for the survival of the Company and such decrease is reasonable.”

(b)  Expenses. During the Term, Company shall pay or promptly reimburse Dr. Berman for all business, travel and entertainment expenses consistent with Dr. Berman’s title and the practices of Company in effect during the Term. Company shall also provide Dr. Berman with any and all items reasonably necessary and appropriate to render the Services and create the Products hereunder to the best of her abilities including, without limitation, electronic equipment and a personal assistant for use during the Term.”

3.     Paragraph 4(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(c) In the event Dr. Berman’s employment is terminated pursuant to Paragraphs 6(b) or 6(d) herein, any and all revenues generated as a result of Dr. Berman’s Services rendered and Products created during the Term shall be the property of the Company and any and all revenues generated as a result of Dr. Berman’s Services rendered and Products created by Dr. Berman after the Term shall be the property of Dr. Berman.”

4.     Paragraph 7(c)(iii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(iii) Upon Dr. Berman’s Termination Without Cause or Termination for Good Reason, any and all rights in and to the Services rendered during the Term and Products created during the Term including, without limitation, all right, title, interest, and license in such Services and Products, shall be the property of the Company. Any and all rights in and to the Services rendered after the Term and Products created after the Term including, without limitation, all right, title, interest, and license in such Services and Products, shall be the property of Dr. Berman. In connection therewith, Company agrees to execute any and all documents and instruments as may reasonably be required in order to secure Dr. Berman’s control and ownership of Services and Products created and rendered after the Term, and in the event Company fails or is unable to execute any such documents or instruments, after receipt of a written request therefore from Dr. Berman, Company hereby appoints Dr. Berman as its irrevocable attorney in fact to execute any such documents or instruments, provided that said documents and instruments shall not be inconsistent with the terms and conditions of this Agreement. Dr. Berman’s rights under this Paragraph 7(c)(iii) constitute a power coupled with an interest and are irrevocable. In addition, the provisions of Paragraphs 9 and 10 of this Agreement shall not apply upon Termination Without Cause or Termination for Good Reason.”

5.     Except as amended herein, the Employment Agreement shall remain in full force and effect.

6.     This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date as first set forth above.

BERMAN CENTER, INC., a Delaware corporation

By:	/s/ Samuel Chapman
Name: Samuel Chapman
Title: Chief Executive Officer

and

LAURA A.C. BERMAN, LCSW, PH.D.

By:	/s/ Laura A.C. Berman, LCSW, Ph.D.
Laura A.C. Berman, LCSW, Ph.D.